EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-122677 on Form S-8 of our report dated April 9, 2009, relating to the financial statements of Franklin Credit Holding Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Franklin Credit Holding Corporation’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Franklin Credit Holding Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
New York, New York
April 16, 2009